Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 2, 2021
Registration Statement Nos. 333-227645 and 333-227645-03

*PRICING DETAILS* $1.25bn BMWLT 2021-1 Auto Lease

Joint Leads: Miz (Struc), BofA, Socgen
Co-Managers: CACIB, TD

CLS	$AMT(MM)	WAL	M/S&P*	E.FIN	L.FIN	BENCH	SPRD	YLD%	CPN%	$PX
A-1	190.000	0.27	P-1/A-1+	08/2021	03/2022	IntL	-4	0.14525	0.14525	100.00000
A-2	465.000	0.95	Aaa/AAA	07/2022	03/2023	EDSF	+2	0.201	0.20	99.99913
A-3	465.000	1.74	Aaa/AAA	04/2023	01/2024	EDSF	+9	0.292	0.29	99.99683
A-4	130.000	2.33	Aaa/AAA	08/2023	07/2024	IntS	+10	0.372	0.37	99.99603
* Expected Ratings

Transaction Details:

* BBG Ticker:	BMWLT 2021-1
* Size:	$1.25bn (No Grow)
* Format:	SEC Registered
* Assets:	Auto Lease
* Min Denoms:	$1k x $1k
* ERISA Eligible:	YES
* Ratings:	Moody's/S&P
* Timing:	Priced
* Settlement:	March 10, 2021
* Payment Dates:	25th of each month or next Business Day
* First Pay:	April 26, 2021
* Delivery:	DTC, Euroclear, Clearstream
* Risk Retention:	U.S. RR = Yes, E.U. RR = No
* Bill & Deliver:	Mizuho

Materials:	Preliminary Prospectus, cdi
Intex Dealname:	mzbmwlt21-1
Intex Password:	A997

CUSIPS:
A-1 05591RAA2
A-2 05591RAB0
A-3 05591RAC8
A-4 05591RAD6

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403